EXHIBIT 10.7

     Sales and Marketing Contract Page 1

                        [Japanese Writing]CLEMENTS Brand
                        Frozen Concentrated Fruit Juices
                          Sales and Marketing Contract

     This [Japanese Writing]CLEMENTS Brand Frozen Concentrated Fruit Juices Sales and Marketing Contract (this Contract") is entered into on October 8, 2000 between the following parties:

Party A:          Clements Citrus Sales of Florida, Inc.
                  PO Box 2594
                  Stuart, Florida, USA
                  Tel: 1-561-219-0132
                  Fax: 1-561-219-3712

Party B:          Tianjin Hongrun Trading Co. Ltd.
                  No. 11 Zhigujie, Hedong District
                  Tianjin, People's Republic of China
                  Tel:  022-24125708
                  Fax:  022-24313798

     Following friendly discussions, Party A and Party B have voluntarily agreed to set out the terms and conditions of their cooperation relating to the sales and marketing of [Japanese Writing]CLEMENTS Brand Frozen Concentrated Fruit Juices (the "Products") and other related matters as follows:

     1 Scope.

     (a) Party A agrees to appoint Party B, on an independent contractor basis, as the [Japanese Writing] CLEMENTS Brand Distributor to handle the distribution, marketing and sales of the Products in the following territory in the People's Republic of China: Beijing, Tianjin, Dalian, Shenyang, Chongqing, Wuhan and Taiyuan (the "Hongrun Distribution Territory"). Party A reserves the right to accept any customer orders for the Products and Party B does not have authority to accept orders on behalf of Party A. Party A acknowledges that with the exception of Beijing, Party B shall be Party A's exclusive distributor in the designated territory within the Hongrun Distribution Territory. Party A may appoint other distributors for Beijing if it so wishes. If Party B's performance as distributor satisfies the requirements of both Parties, Party A will consider expanding the distribution territory designated to Party B. In consideration of the appointment as Distributor by Party A, Party B agrees to purchase certain quantities of the Products from Party A and to permit Party A to use Party B? company name and address as Distributor on certain product labels, advertisements and displays as set out in Paragraph 3 below.


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     Party B agrees to assist Part A, on an independent contractor basis, in the preparation and implementation of advertising efforts in the following territory in the People's Republic of China: XXXXXXXXXXXXXXX (the "Hongrun Advertising Territory") as set out in Paragraph 4 below. In consideration of Party B's advertising assistance, Party A agrees to request its other distributors and/or marketing agents (if any) of the Products to use Party B, whenever possible, in their advertising of the Products in China.

     2 Representations of Party B. Party B represents and warrants to Party A that it is duly authorized by the relevant Chinese governmental entities to engage in the purchase and trade of citrus-related products, including the distribution, marketing, sales and advertising of the Products as provided for under this Contract. Party B further represents and warrants that it possesses the necessary resources to satisfy its obligations under this Contract.

     3. Responsibilities of Party B as Distributor. Party B agree to use its best efforts to promote the sales of the Products in the Hongrun Distribution Territory at both the wholesale and retail levels. Party B's responsibilities as Distributor shall include, but are not limited to the following:

     Initial  Purchase  Commitment.
     Within Thirty (30) days of the execution of this Contract by both Parties, Party B shall place an order in writing with Party A for the purchase of the Products (the "Initial Order") . This Initial Order shall be to purchase one 40-Foot container of [Japanese Writing] CLEMENTS Brand Frozen Concentrated Fruit Juices. Any purchase price and delivery terms shall be mutually agreed by the Parties in writing.

Subsequent Purchase Orders.
     Unless Party A agrees in writing, the size of any subsequent purchase order placed by Party B shall be at least one 40-Foot container size of the Products.

     (c) Payment Method and Time Limit. Within Sixty (60) day of the date of any purchase order, Party B shall pay the purchase price in full to Party A in the form of an irrevocable Letter of Credit or by telegraphic transfer ("TT") into a bank account designated by Party A. During the term of this Contract, any other methods of payment must be mutually discussed by Parties A and B and confirmed in writing;

     (d) Sales Development. Party B may, at its own costs, develop customers, build branch offices and establish sales locations to sell the Products within the Hongrun Distribution Territory;

     (e) Commitment to the [Japanese Writing] CLEMENTS Brand . Without Party A's written authorization, Party B shall not sell any other brands of frozen concentrated fruit juice or other fruit-related concentrated products.



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     (f)  Territorial  Restrictions.  Without  Party A's written  authorization,
Party B shall not sell any Products outside of the Hongrun Distribution Territory; and

     (g) Periodic Reports. Party B shall make periodic reports of its sales progress to Party A and assist Party A in making sales forecasts for the Hongrun Distribution Territory.

     4 Responsibilities of Party B in Providing Advertising Assistance. Party B agrees to use its best efforts to assist Party A in the advertising of the Products within the Hongrun Advertising Territory, including but not limited to the following areas:

     (a) Party B shall, in coordination with Party A, prepare and implement an advertising and marketing plan to promote customer and consumer awareness of the Products in the Hongrun Advertising Territory. The costs of this advertising and marketing plan shall be shared between Party A and Party B jointly on a basis to be agreed between the two Parties in writing;

     (b) Party B shall be responsible for obtaining the necessary Chinese governmental approval(s) for advertising the Products in the Hongrun Advertising Territory, including but not limited to obtaining the relevant "Food Products Advertising Certificate;"

     (c) Party B irrevocably agrees to permit Party A to use Party B? company name and address as the Distributor on any product labels, advertising displays, marketing materials and/or advertisements for any [Japanese Writing] CLEMENTS Brand frozen concentrated fruit juice products, containers and/or packaging intended for the Chinese market for a period of Three (3) years from the date of this Contract or from the date of any subsequent extension and/or renewal;

     (d) As requested by Party A, Party B shall "trouble-shoot" any advertising and marketing problems as related to the Products; and

     (e) Party B agrees that it shall not delegate or subcontract out any of its responsibilities and obligations under this Paragraph and/or this Contract unless it has consulted with Party A in advance and has received Party A's consent in writing.

     5. Responsibilities of Party A.

     (a) Price, Product Specifications and Delivery. Party A agrees to supply Party B the Products on price and delivery terms as may be agreed by both Parties from time to time. Any shipment of the Products from Party A must meet the product specifications set out in Attachment A. This Attachment A may be amended by the Parties in writing from time to time. Party B acknowledges that the product specifications set out in Attachment A meet or exceed the relevant Chinese Governmental requirements governing imported frozen concentrated fruit juices as of the date of the Contract. Party B undertakes to promptly notify Party A in writing of any changes in the relevant Chinese Governmental requirements for the Products and both sides shall amend Attachment A accordingly. In general, Party A


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will arrange  shipment of any order within fourteen (14) days of full payment of the order, unless there is Force Majeure;

     (b) Relating to Quality Control. Party A shall provide the relevant product information on quality standards, hygiene inspection reports and commodity inspection reports in compliance with U.S. governmental regulations. Party A shall guarantee that the Products supplied pursuant to this Contract meet the relevant requirements for food hygiene and technical supervision regulations of the United States and China. Party A shall provide documents and requirements for the storage, transportation and quality assurance of the Products so that Party B may be in strict compliance and to guarantee Products and fruit quality. Party A shall be responsible for providing relevant technical quality assurance and training to Party B; and

     (c) Relating to Advertising. Party A agrees to provide Party B with the necessary product information for use in the advertising and marketing plan set out in Paragraph 4 above, including appropriate advertising and promotion items and related information currently used in the U.S. market. Party A agrees to share in the costs of advertising and marketing the Products in the Hongrun Advertising Territory on a basis to be agreed between the two Parties in writing.

     6. Sales and Market Management

     a) Party B shall use its best efforts to expand the sales of the Products within the Hongrun Distribution Territory;

     b) On a regular basis, Party B shall provide inventory records, pricing, sales and promotions situation reports to Party A;

     c) Party B shall develop a complete record of any Products retailers and secondary distributor customers;

     d) On a regular basis, Party B shall provide promotion plans and marketing expense plans to Party A for examination and approval;

     e) Party A shall be responsible for providing to Party B training relating to the business of selling the Products;

     f) Party B shall coordinate with Party A in the area of market management.

     g) Party A has the responsibilit to provide to Party B, at no additional cost, information about any customers and potential customers within the Hongrun Distribution Territory.

     7  Product Packaging

     Concentrated Fruit Juice, Frozen


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     Can  Packaging:  46,080 cans (1,920 cases,  1 X 24 12 oz. cans) per 40-foot
Container (about 44,000 lb. in weight)

     Drum Packaging: 55 Gallon Drums (about 600 lb. in weight)

     8. Transportation and Promotion Expenses:

     (a) Destination CIF Tianjin Xingang

     Method of Transportation: 45 day cold storage shipping container (by sea freight) for frozen concentrated fruit juice.

     (b) Promotion Expense Allowance. After receipt and acceptance of the Initial Order and subject to Party A's written approval of an advertising and marketing budget submitted by Party B which shall include details on the use of funds ("Budget Approval"), Party A will provide Thirty-Five Thousand US Dollars (US$35,000) to Party B as a Promotion Expense Allowance . In addition, subject to the relevant Budget Approval, Party A will provide a Promotion Expense Allowance of Fifteen Thousand US Dollars (US$15,000) for the second purchase order placed by Party B. Upon the relevant Budget Approval, each Promotion Expense Allowance will be disbursed according to the following timetable:

     (i) Within three (3) days of its receipt of the Irrevocable Letter of Credit or payment by TT, Party A will pay 50% of the allowance to an US$ account designated by Party B; and

     (ii) Within three (3) days of the arrival of the shipment in Tianjin, Party A will pay 50% of the allowance to an US$ account designated by Party B.

     9. Protection of Intellectual Property Rights. Party B understands that the Products and Party A's other fruit products are marketed under the [Japanese Writing] CLEMENTS trademark. Party B acknowledges that the [Japanese Writing] CLEMENTS trademark and the corresponding trade dress and advertising and product promotion material are the exclusive property of Party A. Party B shall not imitate, infringe or register or cause others to imitate, infringe or register the [Japanese Writing] CLEMENTS trademark /trade dress in China or anywhere else in the world and shall assist Party A in any actions against unauthorized infringement of the CLEMENTS trademark/trade dress. Party B further agrees that any intellectual property rights developed or derived from the advertising and marketing plan set out in Paragraph 4 above shall be the exclusive property of Party A.

     10. Term of Contract. This Contract is effective for one yea from the date of signing of the contract. It may be renewed annually with the written consent of both Parties. Notwithstanding the term of this Contract, the permission given by Party B in Paragraph 4(c) above regarding the use of its name and address is valid for a period of Three (3) years from the date of this Contract or any extension and is irrevocable.



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     11. Other Provisions.

     (a) Any provision of this Contract shall not be interpreted as a partnership or joint venture relationship.

     (b) Any changes to this Contract shall be approved by mutual consent of both Parties and confirmed in writing.

     (c) This Contract shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereof.

     (d) Both Parties reaffirm that they will act in full compliance of all applicable laws and regulations, including but not limited to the United States Foreign Corrupt Practices Act.

     (e) Both Parties agree that the subject matter and the rights and obligations set out in this Contract relate to private commercial activities. Each Party shall irrevocably waive to the fullest extent possible and shall not claim in any jurisdiction any immunity (including but not limited to "Sovereign Immunity") from any action relating to this Contract taken by one Party against the other Party.

     (f) Both Parties agree to resolve any dispute relating to or arising under this Contract through friendly discussions. In the event that a mutually satisfactory resolution cannot be reached within thirty (30) days after a dispute has arisen, both Parties agree that any Party may refer any dispute to arbitration. Any arbitration shall be final and binding on both Parties and shall be conducted by a panel of three arbitrators in Hong Kong under the applicable rules of the Hong Kong International Arbitration Centre according to the substantive laws of the State of New York, USA, without regard to any choice of law principles therein.

Party A:                                                      Party B:
CLEMENTS CITRUS SALES                                         TIANJIN HONGRUN
OF FLORIDA, INC.                                              TRADING CO. LTD.
Signature/Company Seal:                                Signature/Company Seal:
                                                       [Company Seal]
/s/ Samuel T. Mok
for Clements Citrus Sales of Florida
to be ratified by ccsf
Board & CEO

Representative:                                        Representative:
                                                       /s/ signature
Date:                                                  Date:
October 8, 2000                                        2000.10.8


/s/ signature
CEO

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                                  ATTACHMENT A


                             PRODUCT SPECIFICATIONS









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